Exhibit 99.1

News Release

Contact    Investors        Media
Kris Dickson        Hugh Suhr
(404) 827-6714    (404) 827-6813
For Immediate Release
June 8, 2012
SunTrust Announces Redemption of Certain Trust Preferred Securities

ATLANTA — SunTrust Banks, Inc. (NYSE: STI) announced today that it will redeem in whole at par certain trust preferred securities including all of the outstanding:

(i)	SunTrust Capital VIII 6.100% Trust Preferred Securities issued December 6, 2006, due December 15, 2036, CUSIP 86800YAA4 (the “6.100% Trups”), which will be redeemed July 11, 2012; and

(ii)
SunTrust Capital IX 7.875% Trust Preferred Securities issued March 4, 2008, due March 15, 2068, CUSIP 867885105 (the “7.875% Trups”, together with the 6.100% Trups, the “Securities”), which will be redeemed July 11, 2012.

The aggregate principal amount of the Securities outstanding is approximately $1,187,829,000. Each security holder will receive the par value of the security plus an accrued, but unpaid, interest to the redemption date. The paying agent is U.S. Bank National Association and the Customer Service contact phone number is 1-800-934-6802. The complete terms and conditions of the redemption are as set forth in SunTrust’s notice to holders of the Securities.
Under the terms of the indentures related to the Securities, both Securities contain a redemption option that could be exercised by SunTrust Banks, Inc. at any time within ninety (90) days following the occurrence of a Capital Treatment Event (as such term is defined in each related indenture). On June 7, 2012, the Board of Governors of the Federal Reserve approved in a public meeting a notice of proposed rulemaking, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, which will eliminate the ability of SunTrust to treat the aggregate liquidation amount of the Securities as Tier 1 capital. Consequently, SunTrust has determined that such regulations constitute a Capital Treatment Event for purposes of the indentures and is calling the Securities pursuant to its option to do so under the terms of each indenture.
This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any security.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of March 31, 2012, SunTrust had total assets of $178.2 billion and total deposits of $130.0 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust’s Internet address is suntrust.com.

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